Exhibit 10.3

MTR Gaming Group, Inc.
2010 Long-Term Incentive Plan

Form of Cash-Based Performance Award Agreement

MTR Gaming Group, Inc.
2010 Long-Term Incentive Plan
Cash-Based Performance Award Agreement

THIS AGREEMENT, effective as of the Date of Award set forth below, represents the award of a Cash-Based Performance Award by MTR Gaming Group, Inc., a Delaware corporation, (the “Company”), to the Participant named below, pursuant to the provisions of the MTR Gaming Group, Inc. 2010 Long-Term Incentive Plan (the “Plan”).

You have been selected to receive a Cash-Based Performance Award pursuant to the Plan, as specified below.

The Plan provides a description of the terms and conditions governing the Cash-Based Performance Award. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Participant:

Date of Award:

Target Award Opportunity:

Performance Period:

Vesting Period:

Performance Measure: Corporate Free Cash Flow

1. Service with the Company. Except as may otherwise be provided in Sections 4, 5, and 6 the Cash-Based Performance Award is awarded on the condition that the Participant continues to provide Service to the Company or its Subsidiaries from the beginning of the Performance Period through the end of the Performance Period, and further, from the beginning of the Vesting Period through the end of the Vesting Period.

This Cash-Based Performance Award shall not confer any right to the Participant (or any other Participant) to receive in the future Cash-Based Performance Awards or other Awards under the Plan.

2. Performance Measure and Performance Goals. The performance measure under this Award Agreement shall be the Company’s “Corporate Free Cash Flow,” which shall generally mean budgeted EBITDA less budgeted capital expenditures for the Performance Period, as determined by the Committee in its sole discretion (the “Performance Measure”).  The Committee may adjust the Performance Measure as provided in Section 7 hereof.

The performance goal under this Award Agreement shall relate to the achievement of differing levels of performance (i.e., threshold, target, and maximum) over the Performance Period. The

Participant shall earn the percentage of his Target Award Opportunity that corresponds to the achieved performance goal for the Performance Period as set forth below:

Performance Measure—2011 Corporate Free Cash Flow

Performance Level	Performance Requirement	Corporate Free Cash Flow	Payout Opportunity

Threshold	% of the target performance goal	$	% of target opportunity(1)
Target	% of the target performance goal	$	% of target opportunity
Maximum	% of the target performance goal	$	% of target opportunity(1)

(1) Payout opportunity results are interpolated on a straight-line basis between threshold and target, and between target and maximum performance.

3.   Determination and Vesting of Earned Award. Except as otherwise provided herein, the Participant’s Earned Award for the Performance Period shall equal the product of: (a) the Participant’s Target Award Opportunity and (b) the percent of Target Award Opportunity earned as determined in Section 2 above. The Committee shall have the sole authority to calculate the Participant’s Earned Award. Upon determination by the Committee that a Participant is entitled to an Earned Award, such Earned Award shall vest                 percent (   %) on the       anniversary of the Date of Award, subject to the continued Service of the Participant through the Vesting Period.

4.   Form and Timing of Payout. Subject to the approval of the Committee, payment of the Participant’s Earned Award, if any, shall be made in cash, in a single lump sum, in the following manner, subject to tax withholding as provided in Section 12 below:

(a)         The Participant shall receive payment of his Earned Award as soon as administratively feasible following the Vesting Date, but in no event later than sixty (60) days following the end of the Vesting Period, provided that the Participant has continued his Service with the Company through the end of the Vesting Period.

(b)         If the Service of the Participant is terminated during the Performance Period due to death or Disability (as defined below), then the Participant shall be entitled to be paid a prorated Earned Award, as determined under this subparagraph (b). The prorated Earned Award shall equal the product of (x) and (y) where (x) is the Earned Award the Participant would have earned based on actual performance measured as of the end of the Performance Period and (y) is a fraction, the numerator of which is the number of full calendar months that the Participant was employed by the Company during the Performance Period and the denominator of which is the number of months in the Performance Period. Any payouts shall be made as soon as administratively feasible following such payout determination, but in no event later than sixty (60) days after the end of the Performance Period.  For purposes hereof, “Disability” shall mean that the Participant is considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder.

(c)         If the Service of the Participant is terminated after the end of the Performance Period but prior to the end of the Vesting Period due to death or Disability, then the Participant shall immediately be entitled to the Earned Award as determined under Section 3. Any payouts shall be made as soon a practical following such payout determination, but in no event later than sixty (60) days after the date of termination.

5.   Termination of Service for Other Reasons. If the Service of the Participant with the Company or its Subsidiaries shall terminate during the Performance Period or during the Vesting Period for any reason other than the reasons set forth in Sections 4(b) and 4(c) above, then the Participant shall not be entitled to the payment of any Cash-Based Performance Award hereunder.

6.   Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company, (i) during the Performance Period and prior to the Participant’s termination of Service with the Company or its Subsidiaries, the Participant shall be entitled to a payment equal to the Participant’s Target Award Opportunity, or (ii) after the end of the Performance Period but prior to the end of the Vesting Period and prior to the Participant’s termination of Service with the Company or its Subsidiaries, the Participant shall immediately be entitled to the Earned Award as determined under Section 3. Notwithstanding anything to the contrary in this Agreement, payout shall be made in cash in a single lump sum and shall occur on the effective date of the Change in Control in accordance with Section 13.1 of the Plan.

7.   Discretion to Adjust Performance Measures and Performance Goals. In calculating the Participant’s Earned Award under Section 3, the Committee, in its sole discretion, may modify the Performance Measure during, and after the end of the Performance Period to reflect significant events and any other unusual items that occur during the Performance Period, provided that any such modification shall be in accordance with Section 12.3 of the Plan.

8.   Restrictions on Transfer. Cash-Based Performance Awards granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Cash-Based Performance Awards is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Cash-Based Performance Awards, the Participant’s right to such Cash-Based Performance Awards shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

9.   Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10.  Continuation of Service. This Agreement shall not confer upon the Participant any right to continue Service with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or Subsidiaries’ right to terminate the Participant’s Service. The Participant’s Service shall continue to be on an “at-will” basis.

11.  Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the Cash-Based Performance Award subject to this Agreement.

12.  Tax Withholding.  The Company’s obligation to payout Cash-Based Performance Awards under this Agreement is subject to withholding of all federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy such taxes required by law to be withheld with respect to any payout to the Participant under this Agreement.

13.  Miscellaneous.

(a)                 This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)               The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his rights under this Agreement.

(c)                 This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)                 All obligations of the Company under the Plan and this Agreement, with respect to the Cash-Based Performance Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(e)                 To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(f)                  To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

(g)                 The Award is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed in a manner consistent with that intent. The Award shall be subject to Section 15.7 of the Plan with regard to compliance with Section 409A of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

MTR Gaming Group, Inc.

By:

ATTEST:

Participant